MORTGAGE NOTE

$14,000,000.00                                         August 11, 1998
                                                       New York, New York

     FOR VALUE RECEIVED SIERRA HEALTH-STYLES,INC.,an Arizona corporation ("HealthStyles"), and SIERRA TUCSON, L.L.C., a Delaware limited liability company ("Sierra"), each with an address at 16500 North Lago Del Oro Parkway, Tucson, Arizona 85737(Health-Styles and Sierra, collectively, ("Maker"), promise to pay to the order of LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation ("Payee"), at its principal place of business at 3 World Financial Center, New York, New York 10285, or at such place as the holder hereof may from time to time designate in writing, the principal sum of Fourteen Million and 00/100 Dollars (the "Loan"), in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Applicable
Interest Rate (as such term is defined in Section 2 hereof), and to be paid in installments as follows:

          (a) A payment of interest only on the first day of the first full calendar month after the date hereof; and

          (b) Monthly payments of interest only calculated from time to time in accordance with Section 3 hereof, on the first day of each calendar month beginning with the second full calendar month after the date hereof.

          The entire outstanding principal balance, together with accrued and unpaid interest and any other amounts due under this Note, shall be due and payable on the maturity date of the Loan, as determined in accordance with Section 1 hereof.

     1.   LOAN TERM.

     (a) The Loan shall be for a term of three years, and shall mature on the third anniversary of the first day of the first full calendar month following the date hereof (the "Initial
Maturity Date").

     (b) A portion of the Loan, in the amount of $12,000,000.00, is being advanced as of the date hereof. A portion of the Loan, in the amount of $2,000,000.00, will be advanced as necessary to pay capital improvement costs, tenant improvements costs, moving costs and working capital needs relating to the Mortgaged
Property (as such term is defined in Section 5 hereof), as more particularly set forth in that certain Repair Escrow Agreement between Maker and Payee dated as of the date hereof.

          (c) Maker shall have the option to extend the term of the Loan for an additional 12-month period beginning on the first day following the Initial Maturity Date (the "Extension Period") and, if so extended, the Loan shall mature on the fourth anniversary of the first day of the first full calendar month following the date hereof (the "Extended Maturity Date"; the Initial Maturity Date or the Extended Maturity Date, as applicable, the "Applicable Maturity Date"),subject to satisfaction of the following conditions:

          (i)   Not  less  than 45 days prior to  the
Initial Maturity  Date, Maker shall give Payee written  notice of its election to extend the term of the Loan (the "Election
Notice");
          (ii) The Election Notice shall be accompanied by the payment of an extension fee in the amount of two (2.0%) percent of the then outstanding principal balance of the Loan; and
          (iii) At the time the Election Notice is given, no Event of Default (as such term is defined in Section 7 hereof) shall have occurred, and no event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing.

     2. APPLICABLE INTEREST RATE.

     (a) Interest on the Loan shall accrue and be payable at LIBOR (as such term is defined in subsection (b) of this Section) plus the applicable Spread (as such term is defined in subsection (c) of this Section) as calculated from time to time (the "LIBOR Rate").

     (b)   As used herein, the term "LIBOR", with
respect to  the  relevant Interest Period (as such term is
defined  in this subsection),  shall  mean the  rate  per  annum
(rounded upwards,  if necessary, to the nearest onesixteenth
(1/16)  of one (1%) percent) reported on the date two "Eurodollar
Business Days" (as such term is defined in this subsection) prior to the first day of such Interest Period, as reported in The Wall Street Journal as the London Interbank Offered Rate for U.S. dollar deposits  having  a term comparable  to  such  Interest Period and  in an amount of $1,000,000.00 or more (or  if  The Wall
Street Journal shall cease to be publicly available or  if the information  contained  in The  Wall Street  Journal,  in Payee's judgment, shall cease to accurately reflect such London Interbank
Offered Rate, then LIBOR shall be as reported by  any publicly available source of similar market data selected  by Payee that, in Payee's sole judgment, accurately reflects  such London
Interbank  Offered Rate).  The term "Interest Period" shall  mean
the respective 30-day term of a particular  LIBOR contract.   The
term "Eurodollar Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks in the City of London are required or permitted to be closed for interbank or foreign exchange transactions. LIBOR shall be adjusted for reserves.

     (c) As used in this Note, the term "Spread" shall mean the number of basis points added to LIBOR to determine the LIBOR Rate from time to time. During the term of the Loan, the Spread shall be 400 basis points (4.0%).

     (d) As  used  in  this Note the term "Applicable
Interest Rate" shall mean the greater of: (i) the LIBOR Rate as applicable from time to time; and (ii) seven (7.0%) percent.

     3. CALCULATION OF INTEREST; APPLICATION OF PAYMENTS.

     (a)  Interest on the outstanding principal
balance of this Note shall be calculated by multiplying the actual number of days elapsed in any given payment period by a daily rate based on a 360-day year.

     (b) The LIBOR Rate, and the amount of interest payable monthly, shall be recalculated at each LIBOR reset date.

     (c) Payments under this Note shall be applied in accordance with that certain Loan Agreement dated as of the date hereof between Maker and Payee (the "Loan Agreement"). All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

     4. DEFERRED FINANCING FEE.

     Maker shall pay to Payee, in addition to any other amounts due hereunder, a deferred financing fee of $140,000.00 (the "Deferred Financing Fee"). The Deferred Financing Fee shall accrue and be fully earned on the date of closing and funding of the Loan, and shall be payable on the Applicable Maturity Date, or upon the earlier repayment of the Loan, at maturity, by acceleration or otherwise.

     5. SECURITY FOR THE LOAN.

     (a) This Note is secured by: (i) mortgage instruments (collectively, the "Mortgages") affecting the real property and improvements located at 5000 East Via Estancia Miraval, Tucson, Arizona (also known as 16600 North Lago del Oro Parkway, Tucson, Arizona and/or 16500 North Lago del Oro Parkway, Tucson, Arizona), and real property on which is or will be located the psychiatric hospital and behavioral health center operated by or on behalf of Sierra, Borrower or their respective affiliates, as the case may be, and the improvements on such real property (collectively, the "Mortgaged Property"); (ii) an Assignment of Leases and Rents dated as of the date hereof from Maker to Payee (the "Assignment"); (iii) an Environmental Indemnity Agreement dated as of the date hereof among Payee, Maker and NextHealth, Inc. (the "Environmental Agreement"); and (iv) such other documents now or hereafter executed by Maker and/or others and by or in favor of Payee, which wholly or partially secure or guarantee payment of this Note including, without limitation, any collateral assignments and reserve and/or escrow accounts (such other documents, collectively, the "Other Security Documents").

     (b) As used herein, the term "Loan Documents" means, collectively, this Note, the Mortgages, the Loan Agreement, the Assignment, the Environmental Agreement, the Other Security
Documents   and  any and  all  other  documents  executed   in
connection with the Loan.

     6. LATE CHARGE. If any sum payable under this Note is not paid prior to the tenth (10th) day after the date such payment is due or if the entire Debt (as such term is defined in Section 7 hereof) is not paid on or before the Applicable Maturity Date, Maker shall pay to Payee on demand an additional amount equal to five (5%) percent of such unpaid sum to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment, and such additional amount shall be secured by the Mortgages, the Assignment and the Other Security Documents.

      7. EVENTS OF DEFAULT. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums due under the Loan Documents including, without limitation, the Deferred Financing Fee (all such sums, collectively, the "Debt"), or any portion thereof, shall without notice become immediately due and payable at the option of Payee: (a) if any payment required in this Note is not paid prior to the tenth
(10th) day after the date when due or on the Applicable Maturity
Date; (b) upon the occurrence of any other default under this Note; or (c) upon the happening of any other Event of

Default under and as defined in the Loan Agreement (each of the foregoing, an "Event of Default"). In the event that Payee retains counsel to collect the Debt or to protect or foreclose the security provided in connection herewith, Maker also agrees to pay on demand all costs of collection incurred by Payee, including reasonable attorneys' fees for the services of counsel whether or not suit be brought.

     8. DEFAULT RATE INTEREST.  Maker does hereby agree
that  upon  the  occurrence of an Event of  Default, including
Maker's  failure  to  pay the Debt in full on  the  Applicable
Maturity  Date, Payee shall be entitled to receive,  and  Maker shall pay, interest on the entire outstanding principal balance and  any other amounts due at the rate equal to the lesser  of
(a)  the maximum rate permitted by applicable law; and (b)  the greater  of  (i) the Applicable Interest Rate plus  three  (3%)
percent or (ii) the Prime Rate (as hereinafter defined) plus four (4%) percent (the lesser of such rates in (a) or (b), the "Default Rate"); provided, however, that with respect to an Event of Default of the type described in Section
24(a) of the Loan Agreement, such rate of interest shall apply from and after the date on which any such payment is due, without any period of grace or cure. The "Prime Rate" shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the Prime
Rate. If  more  than one Prime Rate is published in The  Wall
Street Journal for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one (3%) percent. Interest shall accrue and be payable at the Default Rate from the occurrence of the Event of Default until all such Events of Default have been fully cured. Interest at the Default Rate shall be added to the Debt, and shall be deemed secured by the Mortgages, the Assignment and the Other Security Documents. This provision, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

     9. PREPAYMENT. The principal balance of this Note may be prepaid, in whole or, in connection with a release of collateral under Section 61 of the Loan Agreement, in part, upon: (a) not less than 60 days prior written notice to Payee specifying the date on which prepayment is to be made, which date shall in all events be the first business day of a calendar month (the "Prepayment Date"); (b) payment of accrued interest to and including the Prepayment Date; and (c) payment of all other sums then due under this Note, the Loan Agreement, the Mortgages, the Assignment and the Other Security Documents including, without limitation, the Deferred Financing Fee. If any such notice of prepayment is given, the principal amount set forth in such notice and the other sums required under this Section shall be due and payable on the Prepayment Date.

     10. LIMITATIONS ON RECOURSE.  (a)  Subject to  the
qualifications  set  forth  in this Section, Payee  shall  not enforce  the  liability and obligation of Maker to perform  and observe  the obligations contained  in  this  Note,  the  Loan
Agreement, the Mortgages, the Assignment or the Other Security
Documents  by an action or proceeding wherein a money  judgment shall  be sought against Maker, except that Payee may  bring  a foreclosure action, an action for specific performance  or  any other  appropriate  action or proceeding  to  enable Payee  to
enforce  and  realize  upon  this  Note, the  Mortgages,   the
Assignment, the Other Security Documents, and the interests  in the  Mortgaged Property and any other collateral given to Payee pursuant  to  the  Mortgages,  the  Assignment  and the  Other
Security   Documents;  provided, however, that, except as
specifically provided in this Section, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker's interest in the Mortgaged Property and in any  other collateral given to Payee. Payee, by accepting this
Note, the Loan Agreement, the Assignment, the Mortgages and the
Other Security Documents, agrees that it shall  not  sue  for, seek or  demand any deficiency judgment against Maker  in any such action or proceeding, under, by reason of or in connection with  the  Mortgages, the Loan Agreement, the  Assignment,  the
Other Security Documents or this Note.  The provisions of  this
Section shall not, however: (i) constitute a waiver, release or impairment  of  any  obligation evidenced or  secured  by  the
Mortgages, the Loan Agreement, the Assignment, the
Environmental Agreement or the Other Security Documents or this
Note;  (ii) impair the right of Payee to name Maker as a  party defendant in any action or suit for foreclosure and sale  under the Mortgages; (iii) affect the validity or enforceability  of any guaranty or indemnity made in connection with the Mortgages, the Loan Agreement, this Note, the Assignment or the Other Security
Documents; (iv) impair the right  of  Payee to obtain   the
appointment  of  a  receiver;  (v) impair   the enforcement of
the Assignment; (vi) impair the right of Payee to bring suit with respect to fraud or intentional misrepresentation  by Maker or any other person  or  entity  in connection  with the Mortgages, the Loan Agreement, this  Note, the Assignment,  the
Environmental  Agreement  or  the Other Security   Documents; or
(vii)affect the validity or enforceability of the Environmental Agreement or limit the liability of Maker or any other party thereunder.

     (b) Nothing herein shall be deemed to be a waiver of any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the debt owing to Payee in accordance with this Note, the Loan Agreement, the Mortgages, the Assignment, the Environmental Agreement and the Other Security Documents.

     (c) Notwithstanding the foregoing provisions of this Section or any other provision in the Loan Documents, Maker shall be fully liable for and shall indemnify Payee for any and all loss, cost, liability, judgment, claim, damage or expense sustained, suffered or incurred by Payee (including, without limitation, Payee's attorneys' fees) arising out of or attributable or relating to:

          (i) fraud or misrepresentation by Maker in connection with the Loan;

          (ii) the gross negligence or willful misconduct of Maker, its agents or employees, or physical waste of the Mortgaged Property;

          (iii) the breach of provisions in the Loan Agreement concerning environmental laws, hazardous substances and asbestos, and any indemnification of Payee therein with respect to such environmental laws, hazardous substances and asbestos;

          (iv) the removal or disposal of any portion of the Mortgaged Property after default under this Note, the Mortgages, the Loan Agreement, the Assignment, the Environmental Agreement or any Other Security Document;

          (v)  the misapplication or conversion by Maker  of:
     (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property; (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Mortgaged Property; or (C) rents, issues, profits, proceeds, accounts, or other amounts received by Maker (in the case of clause (C) following an Event of Default);

          (vi) Maker's failure to pay taxes, assessments, charges for labor or materials or other charges that can result in liens on any portion of the Mortgaged Property;

          (vii) the deductible amount in respect of any earthquake hazard insurance maintained in respect of the Mortgaged Property;

          (viii) the costs incurred by Payee (including attorneys' fees) in connection with the collection or enforcement of the Debt; and

          (ix) any security deposits or advance deposits collected with respect to the Mortgaged Property which are not delivered to Payee upon a foreclosure of the Mortgaged Property or action in lieu thereof.

          (d) Notwithstanding the foregoing, the agreement of Payee not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force or effect in the event of: (i) Maker's failure to permit on-site inspections of the Mortgaged Property or to provide financial reports and information pertaining to the Mortgaged Property as required by the Loan Agreement; (ii) any financial information concerning Maker or any guarantor of the Loan proving to be fraudulent in any respect, containing any fraudulent information or misrepresenting in any material respect the financial condition of Maker or any guarantor of the Loan; (iii) Maker's failure to obtain Payee's written consent to any subordinate financing; (iv) Maker's failure to obtain Payee's prior written consent to any transfer of the Mortgaged Property or of any ownership interest in Maker, where such consent is required; (v) the Mortgaged Property or any part thereof becoming an asset in (A) a voluntary bankruptcy or insolvency proceeding in which Maker or NextHealth, Inc. is the debtor, or (B) an involuntary bankruptcy or insolvency proceeding in which Maker is the debtor and which is not dismissed within 90 days of filing (except if such involuntary proceeding is brought by Payee); (vi) the failure of Maker to comply with the provisions of Section 11 (SINGLE PURPOSE ENTITY) of the Loan Agreement; or (vii) Maker's contest of the validity or enforceability of the Loan Documents or asserts defenses for the sole purpose of delaying, hindering or impairing Payee's rights under the Loan Documents.

     11.  NO USURY.  Maker agrees to an effective rate of
interest that is the rate stated above plus any additional rate of  interest resulting from any other charges in the nature  of interest paid by or on behalf of Maker, or any benefit received or  to be received by Payee, in connection with this Note.  It is expressly stipulated and agreed to be the intent of  Maker and
Payee at all times to comply with applicable state law  or
applicable  United States federal law (to the  extent  that  it permits  Payee to  contract  for, charge,  take,  reserve,  or receive a greater amount of interest than under state law)  and that  this  Section  shall  control every other  covenant  and
agreement  in this Note and the other Loan Documents.   If the
applicable law (state or federal)is   ever judicially interpreted
so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the maturity of this Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Maker's and Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt (or, if this Note and all other Debt have been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law and so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the

Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     12. TRANSFERS NOT PERMITTED. Without the prior written consent of Payee, Maker shall not sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer, or permit the transfer of, directly or indirectly, the Mortgaged Property or ownership interests of Maker, except as permitted in the Loan Agreement.

     13. AUTHORITY. Maker represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgages and the other Loan Documents and that this Note, the Mortgages and the other Loan Documents constitute valid and binding obligations of Maker.

     14. NOTICES. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

     15.  WAIVER OF JURY TRIAL.  MAKER HEREBY AGREES NOT TO ELECT A TRIAL
BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND  WAIVES ANY RIGHT TO
TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, THE LOAN AGREEMENT, THE MORTGAGES, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER
ACTION  ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO
TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER, AND IS INTENDED
TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. PAYEE IS HEREBY AUTHORIZED TO
FILE A COPY  OF  THIS  SECTION  IN  ANY PROCEEDING AS CONCLUSIVE
EVIDENCE OF THIS WAIVER BY MAKER.

     16. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State in which the real property encumbered by the Mortgages is located and the applicable laws of the United States of America.

     17.  MISCELLANEOUS.

     (a) No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who might be or become liable for the payment of all or any part of the Debt, under the Loan Documents.

     (b) Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, notice of intent to accelerate the maturity hereof and of acceleration.

     (c)  This Note may not be modified,
amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

     (d) Whenever used, the singular number shall include the plural, the plural the singular, and the words "Payee" and "Maker" shall include their respective successors, assigns, heirs, executors and administrators.

     (e) If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

     IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.

                                  MAKER:

                                  SIERRA HEALTH-STYLES, INC.


                                  By: /s/  William T. O'Donnell, Jr.
                                  -----------------------------------
                                      Name:  William T. O'Donnell, Jr.
                                     Title:  President


                                  SIERRA TUCSON, L.L.C.

                                  By:  NextHealth, Inc.
                                       Managing Member


                                       By:/s/William T. O'Donnell,Jr.
                                       ------------------------------
                                          Name: William T. O'Donnell,Jr.
                                         Title: President

                           ACKNOWLEDGMENTS

STATE OF ILLINOIS   )
                    )  ss.
COUNTY OF COOK      )


          The foregoing instrument was acknowledged before  me
this 5th day of August, 1998, by WILLIAM T. O'DONNELL, JR., the
PRESIDENT   of   Sierra Health-Styles,   Inc.,   a   Delaware
corporation, on behalf of that corporation.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

          /s/ Theresa M. Bauer
          ---------------------
              Notary Public

My commission expires:

     6/5/99
----------------------
[Seal]


STATE OF ILLINOIS   )
                    )  ss.
COUNTY OF COOK      )


          The foregoing instrument was acknowledged before me the 5th day of August, 1998, by WILLIAM T. O'DONNELL, JR., the PRESIDENT of NextHealth, Inc. a Delaware corporation, the Managing Member of Sierra Tucson, L.L.C., a Delaware limited liability company, on behalf of that limited liability company.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.


          /s/ Theresa M. Bauer
          --------------------
            Notary Public

My commission expires:

     6/5/99
----------------------
[Seal]